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                                                                    EXHIBIT 3.50

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                               AMERIPATH TEXAS, LP


                          -----------------------------

                             Dated: August 31, 2000

                          -----------------------------

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                                TABLE OF CONTENTS

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ARTICLE 1      FORMATION AND ORGANIZATION ............................................1
     1.1.      Formation; Name of Partnership ........................................1
     1.2.      Definitions ...........................................................1
     1.3.      Term ..................................................................4
     1.4.      Principal Office ......................................................4
     1.5.      Registered Agent and Registered Office ................................4
     1.6.      Purpose of the Partnership ............................................4

ARTICLE II     MANAGEMENT ............................................................4

     2.1.      Powers of General Partner .............................................4
     2.2.      Time ..................................................................6
     2.3.      Reimbursement of Costs ................................................6
     2.4.      Limitation on the General Partner's Responsibility ....................6
     2.5.      The Limited Partner Shall Not Act .....................................6
     2.6.      Power of Attorney .....................................................6
     2.7.      Indemnification .......................................................7
               2.7.1.    Indemnification; Nonexclusivity .............................7
               2.7.2.    Advancement or Reimbursement of Expenses ....................7
               2.7.3.    Requests for Indemnification; Determination of Request ......8
               2.7.4.    Effect of Certain Proceedings ...............................8
               2.7.5.    Certain Actions where Indemnification is not Provided;
                         Expenses of Enforcement of Section ..........................8
               2.7.6.    Indemnification of other Officers, Employees and Agents .....9
               2.7.7.    Survival of Indemnification .................................9
               2.7.8.    Severability ................................................9
               2.7.9.    Definitions .................................................9
     2.8.      0fficers .............................................................10

ARTICLE III    CAPITAL OF THE PARTNERSHIP ...........................................11
     3.1.      Capital Contributions and Partnership Interests of the Partners ......11
               3.1.1.    Initial Contributions ......................................11
               3.1.2.    No Additional Contributions ................................11
     3.2.      Partnership Interests; Capital Percentages ...........................11
     3.3.      Additional Funds to Cover Costs ......................................11
               3.3.1.    Third Party Loans ..........................................11
               3.3.2.    Optional Partner Loans .....................................11
               3.3.3.    Interest Rate ..............................................11
     3.4.      No Further Obligation ................................................12
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ARTICLE IV     ALLOCATIONS, NET CASH FLOW AND DISTRIBUTIONS .........................12
     4.1       Allocations ..........................................................12
               4.1.1.    In General .................................................12
               4.1.2.    Net Income and Loss ........................................12
               4.1.3.    Restrictions on Allocations ................................12
               4.1.4.    Contributed Property .......................................13
     4.2.      Computation of Capital Account .......................................14
     4.3.      Net Cash Flow ........................................................14
     4.4.      Distributions of Net Cash Flow .......................................14

ARTICLE V      ACCOUNTING AND TAX MATTERS ...........................................15
     5.1.      Accounting Records, Accounting Year ..................................15
     5.2.      Inspection ...........................................................15
     5.3.      Tax Matters ..........................................................15
               5.3.1.    Tax Returns ................................................15
               5.3.2.    Tax Matters Partner ........................................15
               5.3.3.    Expenses ...................................................15
     5.4.      Income Tax Elections .................................................16

ARTICLE VI     TRANSFERS OF PARTNERSHIP INTERESTS ...................................16

ARTICLE VII    DISSOLUTION, WINDING UP AND TERMINATION ..............................16
     7.1.      Causes ...............................................................16
               7.1.1.    In General .................................................16
               7.1.2.    Bankruptcy .................................................17
               7.1.3.    Effective Date and Reconstitution ..........................17
     7.2.      Liquidator ...........................................................17
               7.2.1.    In General .................................................17
               7.2.2.    Successor Liquidator .......................................18
               7.2.3.    Powers .....................................................18
     7.3.      Court Appointment of Liquidator ......................................18
     7.4       Liquidation ..........................................................18
     7.5.      Creation of Reserves .................................................19
     7.6.      Final Audit ..........................................................19

 ARTICLE VIII  MISCELLANEOUS ........................................................20
     8.1.      Notices and Approvals ................................................20
     8.2.      Force Majeure ........................................................20
     8.3.      Applicable Law .......................................................20
     8.4.      Successors and Assigns ...............................................20
     8.5.      Amendments ...........................................................20
     8.6.      Entire Agreement .....................................................21
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     8.7.      Attorneys' Fees ......................................................21
     8.8.      Waiver of Partition ..................................................21
     8.9.      Gender and Number ....................................................21
     8.10.     Captions .............................................................21
     8.11.     Counterparts .........................................................21

Exhibit A

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                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                               AMERIPATH TEXAS, LP

          THIS LIMITED PARTNERSHIP AGREEMENT OF AMERIPATH TEXAS, LP, made and entered into as of August 30, 2000, between API NO. 1, LLC, a Delaware limited liability company, as general partner ("GENERAL PARTNER "), and API NO. 2, LLC a Delaware limited liability company, as limited partner ("LIMITED PARTNER").

                                   WITNESSETH:

          WHEREAS, the General Partner and the Limited Partner (referred to herein collectively as the "PARTNERS") desire to form a limited partnership for the purposes herein expressed;

          NOW, THEREFORE, in consideration of the premises, the terms and covenants contained herein, and the contributions to capital by the Partners as set forth in Article III of this Agreement, the Partners agree as follows:

                                    ARTICLE 1

                           FORMATION AND ORGANIZATION

     1.1. FORMATION; NAME OF PARTNERSHIP. The Partners hereby enter into and form a limited partnership (the "PARTNERSHIP") under the Delaware Revised Uniform Limited Partnership Act, as amended (the "Act"), for the purposes hereinafter set forth. The name of the Partnership shall be "AMERIPATH TEXAS, LP", and the Partnership shall conduct its business under such name or such assumed name or names as the General Partner deems necessary or appropriate.

     1.2. DEFINITIONS. The following terms as used herein, unless the context specifically requires otherwise, shall have the following respective meanings:

     "ACT" is defined in Section 1.1.

     "ADJUSTED CAPITAL ACCOUNT DEFICIT" shall mean, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant year, after giving effect to the following adjustments:
     (i) credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to Section 3.4, Section 7.4, Section 7.7, or any other provision of this Agreement, (ii) credit to such Capital Account the Partner's share of Minimum Gain; and (iii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6), The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

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     "AFFILIATE" shall mean any corporation, partnership or association controlled by, controlling or under common control with a Partner, with the concept of "control" in this context meaning the ownership of at least 50% of the voting securities or partnership, equity or other beneficial interest of the controlled entity.

     "AGREEMENT" shall mean this instrument, as it may be amended from time to time pursuant to Section 8.5. Unless otherwise specified, all references herein to Sections are to Sections of this Agreement.

     "CAPITAL ACCOUNT" is defined in Section 4.2.

     "CAPITAL CONTRIBUTIONS" of a Partner shall mean the cash and the agreed value of the property contributed by such Partner to the Partnership pursuant to Section 3.1.

     "CAPITAL PERCENTAGE" is defined in Section 3.2.

     "CODE" shall refer to the Internal Revenue Code of 19S6, as amended.

     "COSTS" shall mean all costs and expenses incurred by the Partnership or by any Partner on behalf of the Partnership, but excluding principal payments on Partnership loans and distributions to Partners.

     "ENTITY" shall mean any corporation, partnership, joint venture, trust or other organization.

     "MINIMUM GAIN" shall mean the aggregate gain, if any, that would be realized by the Partnership for purposes of computing income or loss with respect to each Partnership asset if each Partnership asset was disposed of by the Partnership in a taxable transaction in frill satisfaction of all nonrecourse liabilities of the Partnership secured by such asset. Minimum Gain with respect to each Partnership asset shall be further determined in accordance with the rules of Treasury Regulation Section 1.704-2(d) and any subsequent rule or regulation governing the determination of minimum gain. A Partner's share of Minimum Gain at the end of any Partnership year shall equal the aggregate Nonrecourse Deductions allocated to such Partner (or his predecessors in interest) up to that time, less such Partner's (and predecessors') aggregate share of decreases in Minimum Gain determined in accordance with Treasury Regulation Section 1.704-2(g).

     "NET CASH FLOW" of the Partnership is defined in Section 4.3.

     "NET INCOME" shall mean for a taxable year of the Partnership the excess of
     (i) the income and gain of the Partnership for such year, determined in accordance with the accounting principles described in Section 4.1.1, over
     (ii) the deductions and losses of the Partnership for such year, determined in accordance with the accounting principles described in Section 4.1.1.

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     "NET LOSS" shall mean for a taxable year of the Partnership the excess of
     (i) the deductions and losses of the Partnership for such year, determined in accordance with the accounting principles described in Section 4.1.1. over (ii) the income and gain of the Partnership for such year, determined in accordance with the accounting principles described in Section 4.1.1.

     "NONRECOURSE DEDUCTIONS" shall mean the excess, if any, of the net increase in the amount of Minimum Gain during a Partnership year over the aggregate amount of any distributions during such year of proceeds of a nonrecourse liability that are allocable to an increase in Minimum Gain, The Nonrecourse Deductions of a year shall consist first of depreciation with respect to each item of Partnership property to the extent of the increase in Minimum Gain attributable to nonrecourse liabilities of the Partnership secured by such Partnership property, with the remainder of any Nonrecourse Deductions made up of a pro rata portion of the Partnership's other items of loss. Nonrecourse Deductions shall be farther determined in accordance with the rules of Treasury Regulation Sections 1.704-2(b)(l) and 1.704-2(c) and any subsequent rule or regulation governing the determination of nonrecourse deductions.

     "OPTIONAL PARTNER LOAN" is defined in Section 3.3.2.

     "PARTNER MINIMUM GAIN" shall mean the aggregate of the partner nonrecourse debt minimum gain amounts of the Partnership computed in accordance with Treasury Regulation Section l.704-2(i)(3).

     "PARTNER NONRECOURSE DEDUCTIONS" shall be determined in accordance with the principles of Treasury Regulation Section l.704-2(i)(l). The amount of Partner Nonrecourse Deductions for a partnership fiscal year is determined in accordance with Treasury Regulation Section 1.704-2(i)(2) and generally equals the net increase, if any, in the amount of Partner Minimum Gain during that fiscal year, determined pursuant to Treasury Regulation Section 1.704-2(i)(3).

     "PARTNERS" shall refer collectively to the General Partner and the Limited Partner, together with any other persons who hereafter may be admitted to the Partnership in accordance with the provisions of this Agreement, and shall also include, for allocation and distribution purposes only, any individual or Entity which has acquired all or any portion of a Partnership Interest (as distinguished from a lien thereon or a security interest therein) in a manner permitted by this Agreement, provided that notice of such acquisition has been received by the General Partner, whether or not such individual or Entity is a substituted Partner.

     "PARTNERSHIP" is defined in Section 1.1.

     "PARTNERSHIP INTEREST" is defined in Section 3.2.

     "PARTNERSHIP OFFICE" is defined in Section 1.4.

     "PRIME RATE" shall mean the rate as determined from such bank or other source as the Partners may agree.

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     "SECTION 754 ELECTION" is defined in Section 5.3.1.

     "WINDING UP" shall mean the period following a dissolution of the Partnership.

Other capitalized terms used in this Agreement shall have the meanings indicated.

     1.3. TERM. This Agreement shall be effective and the Partnership shall commence as of the effective date of this Agreement, and shall continue until the termination of the Partnership in accordance with the provisions of
Article VII.

     1.4. PRINCIPAL OFFICE. The principal office of the Partnership (the "PARTNERSHIP OFFICE"), where the books and records of the Partnership shall be kept, shall be 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404, or such other location or locations as the General Partner may determine.

     1.5. REGISTERED AGENT AND REGISTERED OFFICE. The Corporation Service Company will be the registered agent for service of process of the Partnership in Delaware. The address of the registered agent and the address of the registered office of the Partnership in Delaware is 1013 Centre Road, County of New Castle, Wilmington, Delaware 19801.

     1.6. PURPOSE OF THE PARTNERSHIP. The purpose of the Partnership is to engage in any lawful business or activity for which limited partnerships may be organized under the Act, including without limitation, medical laboratory services.

                                   ARTICLE II

                                   MANAGEMENT

     2.1. POWERS OF GENERAL PARTNER. The General Partner shall have the full, exclusive and complete discretion to manage and control, and shall make all decisions affecting the business of and have all the powers of, the Partnership, and shall have all of the rights, powers and duties of a general partner of a partnership without limited partners. Without limiting the generality of the foregoing, the General Partner shall have the powers and duties to cause the Partnership (without consent from the Limited Partners):

          (i) to borrow money, execute instruments evidencing indebtedness, and secure indebtedness by mortgage, deed of trust, pledge, security interest or other lien in furtherance of Partnership purposes, to pay and discharge all indebtedness owing with respect to and secured by the Partnership's assets, or any part thereof, and to cause the Partnership to make such other payments and perform such other acts as the General Partner may deem necessary to preserve the interest of the Partnership therein;

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          (ii)      to sell, assign, transfer, convey or otherwise dispose of
     Partnership property; to merge one or more entities with and into the Partnership (including without limitation, any merger of API Newco, Inc., with and into the Partnership); to file any documents relating thereto with any public official or third party;

          (iii) to prepare and file all requisite tax returns required by federal, state and local authorities having jurisdiction over the Partnership, and to cause the Partnership to pay and discharge all taxes and assessments levied and assessed against the Partnership's assets, or any part thereof;

          (iv) to comply with appropriate state laws respecting workers' compensation and liability insurance, including the purchase of any required insurance and such additional insurance as the General Partner may deem necessary or appropriate;

          (v) to keep all books of accounts and other records required by the Partnership, and to keep vouchers, statements, receipted bills and invoices and other records, covering collections, disbursements, and other data in connection with the Partnership;

          (vi) to prepare and deliver to the Limited Partner such periodic reports as the General Partner may deem appropriate and to cause the Partnership to prepare and deliver annual reports in accordance with
     Section 5.1;

          (vii) to retain or employ for the Partnership's account and coordinate the services of all employees, supervisors, accountants, attorneys and other persons necessary or appropriate to carry out the business of the Partnership;

          (viii) to the extent funds of the Partnership are available, to pay all debts and other obligations of the Partnership;

          (ix) to maintain all funds of the Partnership in an account or accounts at or in any bank or banks;

          (x) to determine the time and amount of distributions of Net Cash Flow to the Partners, and to make such distributions in accordance with Section 4.4 and the other provisions of this Agreement, and to establish reasonable reserves as the General Partner may determine to be advisable; and

          (xi) to do any act which is necessary to carrying out any of the purposes of the Partnership, including without limitation the foregoing.

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The foregoing powers shall be exercised by the General Partner on the
Partnership's behalf and in its name, as its act and deed. All actions taken by the General Partner in the course of the Partnership's business shall be binding on the Partnership and all Partners.

     2.2. TIME. The General Partner shall devote to the conduct of the Partnership's affairs such time as is reasonably necessary to effectively carry out the day-to-day management of the Partnership. Nothing in this Agreement shall be deemed to restrict in any way the freedom of any Partner to invest in and receive income from any business or other activity.

     2.3. REIMBURSEMENT OF COSTS. The Partnership shall promptly reimburse the General Partner for all reasonable costs and expenses incurred directly by the General Partner (other than overhead costs) on behalf of the Partnership when and as such costs are incurred. These expenses may include, but are not limited to, direct third party costs incurred in the administration of the Partnership.

     2.4. LIMITATION ON THE GENERAL PARTNER'S RESPONSIBILITY. The General Partner's obligations to perform the functions enumerated herein and such other obligations as may arise by operation of law shall be performable only to the extent that the Partnership has funds available therefor, and the General Partner shall not be personally liable to furnish involuntarily its own funds for any such purpose. The General Partner shall be obligated to act in good faith, and so long as it acts in good faith and is not grossly negligent, it shall have no liability or obligation to the Limited Partner or the Partnership for any decision, act or omission, whether or not such decision, act or omission may have been reasonably prudent, may have been a negligent act or omission or may have been in good or bad business judgment.

     2.5. THE LIMITED PARTNER SHALL NOT ACT. The Limited Partner shall not perform any act on behalf of the Partnership, incur any expense, obligation or indebtedness of any nature on behalf of the Partnership, or in any manner participate in the management of the Partnership or receive or be credited with any amounts, except as specifically contemplated hereunder.

     2.6. POWER OF ATTORNEY. By the execution of this Agreement, the Limited Partner does irrevocably constitute and appoint the General Partner as its true and lawful attorney-in-fact and agent with full power and authority to act in its name, place and stead in the execution, acknowledgment, delivering, filing and recording of all certificates and documents that the General Partner deems necessary or reasonably appropriate for the following specific purposes:

          (i) to qualify or continue the Partnership as a limited partnership in Delaware and to qualify the Partnership to do business in the states in which the Partnership is required to qualify.

          (ii) to reflect a change in the identity of any Partner, the addition of any Partner pursuant to the provisions of Article VI or an amendment of this Agreement made pursuant to the provisions of Section 8.5; and

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          (iii)     to reflect the dissolution and termination of the
     Partnership after same has been dissolved and terminated in accordance herewith.

The power of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall, to the extent permitted by law, survive the termination or death of the Limited Partner, and shall be binding on any assignee or vendee of the Limited Partner's Partnership Interest hereunder, or any portion thereof, including any of the distributive rights relating thereto.

     2.7. INDEMNIFICATION.

          2.7.1. INDEMNIFICATION; NONEXCLUSIVITY. Each person, entity or organization who at any time shall serve, or shall have served, as the General Partner or a member, manager, director or executive officer of the General Partner, or any person, entity or organization who, while the General Partner or a member, manager, director or executive officer of the General Partner, is or was serving at the request of the Partnership or the General Partner as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, limited partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (each such person, entity or organization referred to herein as an "Indemnitee"), shall be entitled to indemnification as and to the fullest extent permitted by Delaware law or any successor statutory provisions, as from time to time amended, but subject to the limitations provided in this Agreement, from and against any and all judgments, penalties, fines (including excise taxes), amounts paid in settlement and, subject to Section 2.7.2, Expenses, PROVIDED, that in each case the Indemnitee acted in good faith and in a manner that it reasonably believed to be in, or not opposed to, the best interests of the Partnership and with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; and PROVIDED FURTHER, that any indemnification pursuant to this Section 2.7 shall be made only out of the assets of the Partnership. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which those to be indemnified may be entitled as a matter of law or under any agreement, other provision of this Agreement, action of the General Partner, vote of the General Partner and/or Limited Partners, or other arrangement. The Partnership may enter into indemnification agreements with the managers, members and executive officers of the General Partner that contractually provide to them the benefits of the provisions of this Section 2.7 and include related provisions meant to facilitate the Indemnitees' receipt of such benefits and such other indemnification protections as may be deemed appropriate.

          2.7.2. ADVANCEMENT OR REIMBURSEMENT OF EXPENSES. The rights of Indemnitee provided under the preceding paragraph shall include, but not be limited to, the right to be indemnified and to have Expenses advanced in all Proceedings. In the event that an Indemnitee is not wholly successful, on the merits or otherwise, in a Proceeding but is successful, on the merits or otherwise, as to any Claim in such Proceeding, the Partnership shall indemnify Indemnitee against all Expenses of Indemnitee relating to each such Claim. The termination of a Claim in a proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Claim. In addition, to the extent an Indemnitee is, by reason of his company status, a witness or otherwise participates in any proceeding at a time when he is not named a defendant or respondent in the proceeding, he shall be indemnified against all Expenses in connection therewith. The Partnership

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shall pay all Expenses of Indemnitee in connection with any Proceeding or Claim, whether brought by the Partnership or otherwise, in advance of any determination respecting entitlement to indemnification pursuant to this Section 2.7 within ten days after the receipt by the Partnership of a written request from Indemnitee reasonably evidencing such Expenses and requesting such payment or payments from time to time, whether prior to or after final disposition of such Proceeding or Claim; PROVIDED THAT, the Indemnitee undertakes and agrees in writing that he will reimburse and repay the Partnership for any Expenses so advanced to the extent that it shall ultimately be determined by a court, in a final adjudication from which there is no further right of appeal, that Indemnitee is not entitled to be indemnified against such Expenses.

          2.7.3. REQUESTS FOR INDEMNIFICATION; DETERMINATION OF REQUEST. To request indemnification, any Indemnitee must submit to the General Partner a written claim or request therefor which contains sufficient information to reasonably inform the Partnership about the nature and extent of the indemnification or advance sought by that Indemnitee. Any indemnification under this Section 2.7 (unless ordered by a court) shall be made by the Partnership as permitted by Delaware law and as authorized in the specific case upon a determination that indemnification is proper in the circumstances because it is permitted under Delaware law and the applicable standards of conduct set forth in this Section 2.7 have been met. Such determination shall be made by the General Partner, or if such claim for indemnification is brought by the General Partner, by the Limited Partners holding a majority of the Partnership Interest held by Limited Partners.

          2.7.4. EFFECT OF CERTAIN PROCEEDINGS. The termination of any Proceeding or of any Claim in a Proceeding by judgment, order, settlement or conviction, or upon a plea OF NOLO CONTENDERE or its equivalent, shall not (except as otherwise expressly provided in this Section 2.7) by itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not conduct himself in good faith and in a manner that he reasonably believed was in, or was not opposed to the best interests of the Partnership or, with respect to any criminal proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful and Indemnitee shall be deemed to have been found liable in respect of any Claim only after he shall have been so adjudged by a court in competent jurisdiction after exhaustion of all appeals therefrom.

          2.7.5. CERTAIN ACTIONS WHERE INDEMNIFICATION IS NOT PROVIDED; EXPENSES OF ENFORCEMENT OF SECTION. Notwithstanding any other provision of this
Section 2.7, no person, entity or organization will be entitled to indemnification or advancement of Expenses under this Section 2.7 with respect to any Proceeding, or any Claim therein, brought or made by that person, entity or organization against the Partnership; PROVIDED THAT, in the event that Indemnitee, pursuant to this Section 2.7, seeks a judicial adjudication to enforce his rights under, or to recover damages for breach of, rights created under or pursuant to this Section, Indemnitee shall be entitled to recover from the Partnership, and shall be indemnified by the Partnership against, any and all Expenses of Indemnitee in such judicial adjudication but only if he prevails therein. If it shall be determined in said judicial adjudication that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication shall be reasonably prorated in good faith by counsel for Indemnitee.

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          2.7.6.    INDEMNIFICATION OF OTHER OFFICERS, EMPLOYEES AND AGENTS. The
Partnership, by adoption of a resolution of the General Partner, may indemnify and advance expenses to an officer, employee or agent of the Partnership or the General Partner who is not a member, manager, director or an executive officer of the General Partner to the same extent and subject to the same conditions (or to such lesser extent and/or with such other conditions as the General Partner may determine) under which it may indemnify and advance expenses to an Indemnitee under this Section 2.7; and the Partnership, by adoption of a resolution of the General Partner, may indemnify and advance expenses to persons who are not or were not members, managers, officers, employees or agents of the Partnership or General Partner, but who are or were serving at the request of the Partnership or General Partner as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, partnership, limited partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person to the same extent and subject to the same conditions (or to such lesser extent and/or with such other conditions as the managers or members may determine) that it may indemnify and advance expenses to Indemnitees under this
Section 2.7.

          2.7.7. SURVIVAL OF INDEMNIFICATION. No amendment, alteration or repeal of this Section 2.7 or any provision hereof will be effective as to any Indemnitee for acts, events and circumstances that occurred, in whole or in part, before that amendment, alteration or repeal. The provisions of this
Section 2.7 will continue as to any Indemnitee whose company status has ceased for any reason and will inure to the benefit of his heirs, executors, administrators, successors and assigns. Neither the provisions of this Section
2.7 nor those of any agreement to which the Partnership is a party will preclude the indemnification of any person, entity or organization which this Section 2.7 does not specify as having the right to receive indemnification or is not a party to any such agreement, but which the Partnership has the power or obligation to indemnify under the provisions of the Delaware Act.

          2.7.8.    SEVERABILITY. If any provision or provisions of this
Section 2.7 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and, to the fullest extent possible, the provisions of this Section 2.7 shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

          2.7.9.    DEFINITIONS. For purposes of this Section 2.7:

               "CLAIM" is a claim, a material issue or a substantial request for relief.

               "COMPANY STATUS" means the status of a person, entity or organization who is or was a member, manager, director, officer, partner, employee, agent or fiduciary of the Partnership or of any other corporation, limited liability company, partnership, limited partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise which such person, entity or organization is or was serving at the written request of the General Partnership or the Partnership. For purposes of this Agreement, "serving at the written request" of the General Partner or the Partnership includes any service by an

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     Indemnitee which imposes duties on or involves services by that Indemnitee with respect to any employee benefit plan or its participants or beneficiaries.

               "ENTITY" means any sole proprietorship, corporation, partnership of any kind having a separate legal status (including limited partnership), limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

               "EXPENSES" of any person, entity or organization include all the following that are actually and reasonably incurred by or on behalf of that person, entity or organization: all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

               "PROCEEDING" includes any action, suit, alternate dispute resolution mechanism, hearing or any other proceeding, whether civil, criminal; administrative, arbitrative, investigative or mediative, any appeal in any such action, suit, alternate dispute resolution mechanism, hearing or other proceeding and any inquiry or investigation that could lead to any such action, suit, alternate dispute resolution mechanism, hearing or other proceeding, except one (i) initiated by an Indemnitee to enforce his rights under this Section 2.7 or (ii) pending on or before the date of this Agreement.

     2.8. OFFICERS. The General Partner may appoint such officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Partnership, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the General Partner. Any officer may be removed, with or without cause, by the General Partner. Vacancies in any office may be filled by the General Partner, Any person may hold two or more offices. The General Partner may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the officers and other Persons. Unless otherwise provided by the General Partner, no officer shall have the power or authority to delegate to any Person such officers' rights and powers as an officer to manage the business and affairs of the Partnership.

                                   ARTICLE III

                           CAPITAL OF THE PARTNERSHIP

     3.1. CAPITAL CONTRIBUTIONS AND PARTNERSHIP INTERESTS OF THE PARTNERS.

          3.1.1. INITIAL CONTRIBUTIONS. Upon execution of this Agreement, (i) the General Partner is hereby contributing $10 to the capital of the Partnership, and (ii) the Limited Partner is hereby contributing $990 to the capital of the Partnership.

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          3.1.2.    NO ADDITIONAL CONTRIBUTIONS. Except as provided in
Section 3.4, no Partner shall be required to make additional contributions to the Partnership, Any additional contributions that are approved by both Partners shall be made in accordance with their relative Capital Percentages.

     3.2. PARTNERSHIP INTERESTS; CAPITAL PERCENTAGES. The interest of each Partner in the Partnership (which shall include, without limitation, its rights as Partner and its interest in revenues, costs, Net Cash Flow and distributions pursuant to Section 7.4, hereinafter collectively called the "PARTNERSHIP INTEREST") shall be expressed as a percentage (the "CAPITAL PERCENTAGE") as set forth opposite such Partner's name on Exhibit A attached hereto.

     3.3. ADDITIONAL FUNDS TO COVER COSTS.

          3.3.1. THIRD PARTY LOANS. In the event that the Partnership, in order to discharge Costs or indebtedness, requires funds in excess of revenues, the General Partner shall be authorized, at any time and from time to time, to cause the Partnership to borrow such additional funds as shall in the judgment of the General Partner be sufficient for such purposes, upon such terms as the General Partner may deem advisable.

          3.3.2. OPTIONAL PARTNER LOANS. The General Partner may elect, but shall not be obligated, to make loans to the Partnership for unfunded Costs. If the General Partner elects to make any loans to the Partnership pursuant to this
Section 3.3.2, it shall give the Limited Partner written notice thereof not less than 30 days prior to the date such loan is to be made. Such notice shall set forth the purposes of such loan. The Limited Partner shall have the right to elect to lend its Capital Percentage share of the amounts to be lent pursuant to this Section 3.3,2 (which loans, whether made by the General or the Limited Partner pursuant to this Section 3.3.2, shall be called "OPTIONAL PARTNER LOANS"). The Limited Partner may exercise such rights by giving the General Partner notice of such election within such 30-day period. In no case will the General Partner or the Limited Partner be obligated to make any loan to the Partnership other than any amounts that such Partner elects to lend pursuant to this Section 3.3.2.

          3.3.3. INTEREST RATE. All Optional Partner Loans shall earn interest at a per annum rate to be determined by the General Partner and shall be reimbursed to the Partners from Net Cash Flow as provided in Section 4.4.

     3.4. NO FURTHER OBLIGATION. Except as expressly provided for in or contemplated by this Article III, no Partner shall have any obligation to provide funds to the Partnership, whether by contributions to capital, loans, return of monies received pursuant to the terms of this Agreement or otherwise.

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                                   ARTICLE IV

                  ALLOCATIONS, NET CASH FLOW AND DISTRIBUTIONS

     4.1. ALLOCATIONS.

          4.1.1. IN GENERAL. The recognition and classification of the items of income, gain, loss and deduction of the Partnership (whether recognized prior to or during Winding Up) shall be the same for purposes of this Section 4.1 as their recognition and classification for federal income tax purposes, determined
(i) without regard to any Section 754 Election that may have been made and (ii) without regard to any provision of the Code that provides that an item of income or gain is not includable in gross income or that an expenditure is not deductible or chargeable to a capital account.

          4.1.2. NET INCOME AND LOSS. Net Income and Net Loss shall be allocated to the Partners in accordance with their respective Capital Percentages.

          4.1.3. RESTRICTIONS ON ALLOCATIONS. Notwithstanding anything in this Section 4.1 to the contrary:

          (i) The Net Loss allocated to a Partner pursuant to Section 4.1 hereof shall not exceed the maximum amount of Net Loss that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of the fiscal year. All Net Loss in excess of the limitation set forth in this Section 4.1.3(i) shall be allocated to the other Partners to the extent that such allocation would not cause such other Partners to have an Adjusted Capital Account Deficit.

          (ii) In the event a Partner receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Net Income shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible.

          (iii) In the event a Partner has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year, such Partner shall be specially allocated items of Net Income in the amount and manner sufficient to eliminate, to the extent required by Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible.

          (iv) Notwithstanding any other provision of this Agreement, but subject to the exceptions set forth in Treasury Regulation Section l.704-2(t)(2), (3), (4) or (5), if there is a net decrease in Minimum Gain during a Partnership fiscal year, the Partners must be allocated items of Net Income for such year (and, if necessary, subsequent years) in the proportion to, and to the extent of, an amount equal to such

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     Partner's share of the net decrease in Minimum Gain (as such share is determined in accordance with Treasury Regulation Section 1.704-2(g)(2)). The Minimum Gain chargeback shall consist first of Net Income from the disposition of Partnership assets subject to nonrecourse liabilities of the Partnership with the remainder of the Minimum Gain chargeback, if any, made up of a pro rata portion of the Partnership's other items of Net Income for such year and shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and l.704-2(j)(2)(i), or
     any successor provisions. If such Net Income from the disposition of Partnership assets exceeds the amount of Minimum Gain chargeback, a proportionate share of each item of such Net Income shall constitute a part of the Minimum Gain chargeback.

          (v) Notwithstanding any other provision of this Agreement, but subject to the exceptions referenced in Treasury Regulation
     Section l.704-2(i)(4), if there is a net decrease in Partner Minimum Gain during any Partnership year, items of income and gain for such year (and, if necessary subsequent years) shall first be allocated to each Partner with a share of that Partner Minimum Gain in proportion to, and to the extent of, an amount equal to such Partner's share of the net decrease in Partner Minimum Gain (as such share is determined in accordance with Treasury Regulation Section 1.704-2(i)(4)). The items to be so allocated shall be determined in accordance with Treasury Regulation
     Section 1.704-2(i)(4), or any successor provision.

          (vi) Nonrecourse Deductions for any taxable year shall be allocated among the Partners in the same manner as are the other profits and losses of the Partnership for such year. Partner Nonrecourse Deductions for any taxable year should be allocated among the Partners in accordance with Treasury Regulation Section 1.704-2(i)(l).

          (vii) The allocations set forth in this Section 4.1.3 ("REGULATORY ALLOCATIONS") are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. Notwithstanding any other provision of this Section 4.1 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other Net Income and Net Loss among the Partners so that, to the extent possible, the net amount of such allocations of other Net Income and Net Loss and the Regulatory Allocations to the Partners shall be equal to the net amount that would have been allocated to such Partners if the Regulatory Allocations had not occurred.

          4.1.4. CONTRIBUTED PROPERTY. Items of income, gain, loss, and deduction with respect to an asset contributed to the Partnership by a Partner that has a fair market value at the time of such contribution which is different from its adjusted tax basis shall, for tax purposes only, be allocated among the Partners in the manner provided under section 704(c) of the Code and Treasury Regulations thereunder so as to take into account any variation between the basis of the property to the Partnership and its fair market value at the time of contribution.

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

     4.2. COMPUTATION OF CAPITAL ACCOUNT. The balance of the "CAPITAL ACCOUNT" of a Partner is initially zero and as of any date is increased by (i) the amount of cash contributed by that Partner to the Partnership on or prior to that date,
(ii) the fair market value of any property (reduced by any liabilities which are assumed by the Partnership or to which such property is subject) that is contributed by that Partner to the Partnership on or prior to that date and
(iii) any item of Partnership income or gain that is allocated to such Partner pursuant to Section 4.1 on or prior to that date; and is decreased by (iv) any Partnership deduction or loss that is allocated to such Partner pursuant to
Section 4.1 on or prior to that date, (v) the amount of cash distributed by the Partnership to such Partner on or prior to that date (other than in respect of Optional Partner Loans) and (vi) the fair market value of any property (reduced by any liabilities which are assumed by the distributee Partner or to which the property is subject) that is distributed by the Partnership to the Partner on or prior to that date. Allocations pursuant to Section 4.1.4 shall not be taken into account for capital account purposes.

     4.3. NET CASH FLOW. "NET CASH FLOW" shall mean all gross income and revenues received by the Partnership, less (i) all accrued and unpaid or unfunded costs and expenses of the Partnership and (ii) all reasonable reserves established by the General Partner for working capital requirements or to provide funds for other contingencies. Such gross income and revenues shall include but not be limited to all revenues from Partnership operations, all rebates and refunds, all insurance proceeds, all financing proceeds and all other revenues received by the Partnership, Net Cash Flow shall be determined in accordance with usual and customary partnership accounting principles and practices.

     4.4. DISTRIBUTIONS OF NET CASH FLOW. The General Partner shall determine the availability of Net Cash Flow for distribution, and shall distribute such available Net Cash Flow at such reasonable intervals as it may select, on an annual, quarterly or more frequent basis. To the extent Net Cash Flow is available, such distributions shall be made in the following order and amounts:

          (i) First, Net Cash Flow shall be distributed to Partners in repayment of Optional Partner Loans (including accrued and unpaid interest thereon) in proportion to the relative amounts owed to each Partner; and

          (ii) Second, the remainder of the Net Cash Flow shall be distributed to the Partners in accordance with their respective Capital Percentages.

                                    ARTICLE V

                           ACCOUNTING AND TAX MATTERS

     5.1. ACCOUNTING RECORDS; ACCOUNTING YEAR. The books and records of the Partnership shall be kept on an accrual basis, in accordance with usual and customary partnership accounting principles and practices, and shall be maintained by reference to an accounting year which shall be the fiscal year ending December 31 or any other accounting year so designated by the General

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

Partner. The General Partner shall keep or cause to be kept full and proper accounts of all transactions of the Partnership, and, within 30 days following the written request of the Limited Partner, shall make and distribute or cause to be made and distributed to the Limited Partner a full and detailed statement showing the operations of the Partnership for the period requested, including without limitation a statement of the accounts of each of the Partners on the Partnership books and records.

     5.2. INSPECTION The books and records of the Partnership shall be maintained at the Partnership Office, and shall be open to inspection by the Limited Partner at all reasonable times during any business day.

     5.3. TAX MATTERS.

          5.3.1. TAX RETURNS. The General Partner shall prepare and file all income tax returns of the Partnership and shall furnish copies thereof to the Limited Partner. The General Partner, on behalf of the Partnership and at the time and in the manner provided in Treasury Regulation Section 1.754-l(b), may make an election to adjust the basis of Partnership property in the manner provided in Sections 734(b) and 743(b) of the Code (a "SECTION 754 ELECTION").

          5.3.2. TAX MATTERS PARTNER. The General Partner shall be the "tax matters partner" of the Partnership, within the meaning of Section 6231(a)(7) of the Code and any regulations issued thereunder, unless the Code or the regulations issued thereunder require another person to be the tax matters partner. As tax matters partner, the General Partner covenants and agrees with the Limited Partner that (i) upon audit, after the receipt of a final partnership administrative adjustment for a taxable year, the General Partner will not file a "petition for readjustment of the partnership items", within the meaning of Section 6226 of the Code, in any court other than the United States Tax Court, without the consent of the Limited Partner and (ii) the General Partner will not agree, pursuant to Section 6229(b)(l)(B) of the Code, to extend the period for assessing any tax imposed by subtitle A of the Code with respect to any person that is attributable to any partnership item (or affected items) of the Partnership without the consent of the Limited Partner.

          5.3.3. EXPENSES. The expenses, if any, which the General Partner incurs in fulfilling its covenants pursuant to this Section 5.3 shall be expenses of the Partnership.

     5.4. INCOME TAX ELECTIONS. The General Partner shall have the right to make any applicable elections under the Code which, in its judgment, are in the best interests of the Partnership.

                                   ARTICLE VI

                       TRANSFERS OF PARTNERSHIP INTERESTS


                                       15
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     Each of the Partners has entered into this Agreement, in part, based upon the identity of the other Partner and the persons or entities who hold interests or are principals in the other Partner. The sale, assignment, pledge, or other encumbrance or disposition by any Partner of its interest in the Partnership shall be prohibited without the consent of the other Partners, and any attempt to sell, assign, pledge, or otherwise encumber or dispose of such an interest without such consent shall be null and void. Nothing in the preceding sentence shall be deemed to restrict the transfer by merger (the "Merger") of all of API No. 1, LLC's interests in the Partnership to AmeriPath, LLC, a Delaware limited liability company, whereby Ameripath, LLC would succeed to the Partnership Interests of API No. 1, LLC and replace API No. 1, LLC as General Partner.

                                   ARTICLE VII

                     DISSOLUTION, WINDING UP AND TERMINATION

     7.1. CAUSES.

          7.1.1. IN GENERAL. Each Partner expressly waives any right which it might otherwise have to dissolve the Partnership except as set forth in this
Section 7.1. The Partnership shall be dissolved only upon the occurrence of any of the following events:

          (i) the withdrawal, removal, Bankruptcy (as defined in Section 7.1.2), dissolution or liquidation of the General Partner, except as contemplated in Article VI;

          (ii) the unanimous agreement of the Partners to dissolve the Partnership; or

          (iii) the occurrence of any other circumstance which, by law, would require the Partnership to be dissolved.

Nothing contained in this Section 7.1 is intended to grant to any Partner the right to dissolve the Partnership at will (by withdrawal or otherwise), or to exonerate any Partner from liability to the Partnership and the remaining Partners if it dissolves the Partnership at will. Any dissolution at will of the Partnership shall be in contravention of this Agreement.

          7.1.2. BANKRUPTCY. The "Bankruptcy" of a Partner shall be deemed to have occurred for purposes of this Section 7.1 upon the occurrence of any of the following:

          (i) commencement by such Partner of any proceeding seeking relief under any bankruptcy or insolvency law, including but not limited to a reorganization, arrangement, readjustment of debt, receivership, trusteeship or liquidation (hereinafter referred to as "BANKRUPTCY PROCEEDING");

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

          (ii) acquiescence by such Partner in any Bankruptcy Proceeding commenced or brought against such Partner by any other party or parties, it being deemed that such Partner has acquiesced in any such Bankruptcy Proceeding that is not dismissed within 60 days after the commencement thereof or if such Partner, by action, inaction or answer, approves of, consents to or admits the material allegations of any petition filed in connection therewith or defaults in answering any such petition;

          (iii)     final adjudication of such Partner as bankrupt or insolvent;

          (iv) expiration of 60 days without termination, dismissal or discharge of the appointment of a trustee, receiver or liquidator, with or without such Partner's consent, for all or any substantial part of the property of such Partner, whether or not including such Partner's Partnership Interest; or

          (v) execution by such Partner of an assignment for the benefit of creditors.

          7.1.3. EFFECTIVE DATE AND RECONSTITUTION. The dissolution shall be effective on the day the event occurs giving rise to the dissolution, but the Partnership shall not terminate until all of its affairs have been wound up and all Partnership assets distributed as provided in this Article VII. In the event the Partnership is dissolved for any other reason, the General Partner shall promptly furnish written notice of the dissolution to the Limited Partner. The Limited Partner may elect, in writing, within 90 calendar days following transmission of the notice, to reconstitute the partnership with one or more new general partners. The appointment of any new general partner(s) shall be effective as of the day the event occurred giving rise to the dissolution. Each new general partner appointed by the Limited Partner pursuant to this Section
7.1.3 shall make arrangements satisfactory to the General Partner to release the General Partner from and indemnify it against any personal liability for any debts, obligations or liabilities of the new partnership formed in accordance with this Section 7.1.3, and the Partnership Interest of the General Partner shall thereafter be in all instances identical to the Partnership Interest of the Limited Partner, with an interest in distributions equal to its interest in distributions as a General Partner.

     7.2. LIQUIDATOR.

          7.2.1. IN GENERAL. If the Partnership is dissolved and is not reconstituted pursuant to Section 7.1.3, the General Partner (or in the event that the General Partner has withdrawn, or has liquidated or dissolved or become Bankrupt, or has wrongfully dissolved the Partnership, a liquidator selected by the Limited Partner) shall commence to wind up the affairs of the Partnership and to liquidate and sell its assets. The party actually conducting such liquidation in accordance with the foregoing sentence, whether the General Partner or a liquidator selected by the Limited Partner, is herein referred to as the "LIQUIDATOR." The Liquidator (if other than the General Partner) shall have sufficient business expertise and competence to conduct the Winding Up and termination of the Partnership and, in the course thereof, to cause the Partnership to perform any contracts which the Partnership then has or thereafter enters into. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (other than the General Partner) shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Limited Partner.

          7.2.2. SUCCESSOR LIQUIDATOR. The Liquidator may resign at any time by giving 15 days' prior written notice and may be removed at any time, with or without cause, by written notice of removal signed by the Limited Partner, Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within 30 days thereafter, be appointed by the Limited Partner. The right to appoint a successor substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided.

          7.2.3. POWERS. The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the General Partner under the terms of this Agreement, to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator (if not the General Partner) shall, while acting in such capacity on behalf of the Partnership, be entitled to the indemnification rights set forth in Section 2.7.

     7.3. COURT APPOINTMENT OF LIQUIDATOR. If, within 90 days following the date of dissolution, a Liquidator or successor Liquidator has not been appointed in the manner provided herein, any interested party shall have the right to make application to the then senior United States Federal District Judge (in his individual and not judicial capacity) for Federal District of Florida in which the Partnership Office is situated for appointment of the Liquidator or successor Liquidator, and the Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate the Liquidator or successor Liquidator who shall have all the powers, duties, rights and authority of the Liquidator herein provided.

     7.4. LIQUIDATION. In the course of the Winding Up and terminating the business and affairs of the Partnership, its assets (other than cash) shall be sold, its liabilities and obligations to creditors (including any loans made by Partners) and all expenses incurred in its liquidation shall be paid, and all resulting revenues and Costs shall be credited or charged to the Capital Accounts of the Partners in accordance with Article IV. Notwithstanding the foregoing, the Liquidator, in its sole and absolute discretion, may distribute to the Partners in lieu of a sale all or any portion of the Partnership's properties. Otherwise, all Partnership property shall be sold upon liquidation of the Partnership and no Partnership property shall be distributed in kind to the Partners except by agreement of all of the Partners. If the interest of the Partnership in the Partnership property is to be distributed in kind, the Liquidator shall determine the fair market value of such Partnership property and the Capital Accounts of the Partners shall be adjusted for the gain or loss that would have been recognized if the Partnership property to be distributed had been sold by the Partnership for such fair market value. Thereafter, the net proceeds from such sales (after deducting all selling costs and expenses in connection therewith) and, at the expiration of the period referred to in Section 7.5, the balance in the reserve account referred to in Section 7.5 shall be distributed among the Partners in the ratio of and to the extent of the then credit balances in the Capital Accounts. Any Partnership properties that are to be distributed in kind shall be distributed among the Partners in the ratio of and to the extent of the then credit balances in the Capital Accounts and the Capital Accounts shall be adjusted by the fair market value of such distributed property as if the proceeds thereof had been distributed to the Partners, net of any gain or loss theretofore recognized in the Capital Accounts. If, following the adjustments to Capital Accounts pursuant to this Section 7.4, the Limited Partner has a negative Capital Account balance, the Limited Partner shall not be required to contribute cash to the Partnership in an amount equal to such negative Capital Account balance. The Liquidator shall be instructed to use all reasonable efforts to effect complete liquidation of the Partnership within one year after the date the Partnership is dissolved. Each holder of a Partnership Interest shall look solely to the assets of the Partnership for all distributions and shall have no recourse therefor (upon dissolution or otherwise) against any Partner or the Liquidator. Upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner (or the Liquidator, as the case may be) shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership.

     7.5. CREATION OF RESERVES. After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator shall set up, for a period not to exceed one year after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Partnership.

     7.6. FINAL AUDIT. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement (certified by the Partnership's independent certified public accountants if the Limited Partner shall so request), which shall set forth the assets and the liabilities of the Partnership as of the date of complete liquidation, each Partner's pro rata portion of distributions pursuant to Section 7.4 and the amount retained as reserves by the Liquidator pursuant to Section 7.5.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1. NOTICES AND APPROVALS. All notices, requests, statements, offers, acceptances or other matters required or permitted to be given or furnished hereunder to any Partner shall be deemed sufficiently given or furnished if in writing and personally delivered to such Partner, or deposited in the United States mail, in a sealed envelope, certified mail with return receipt requested, with postage prepaid, addressed to such Partner at the address of such partner as provided on Exhibit A or at such other address as such Partner shall have previously designated by notice under this Section 8.1 to the Partner giving such notice, request, statement, offer, acceptance or other writing. For purposes of this Agreement, the date of the giving of notice shall be the date of delivery, if personally delivered, or five business days after the date deposited in the mail. Any approval or consent required by the General Partner shall be deemed given if given by the President or any vice president of the General Partner.

     8.2. FORCE MAJEURE. If, as a result of force majeure (including and without limitation any and all events and circumstances not within or subject to a party's reasonable control), the General Partner is unable to carry out, wholly or in part, its duties and obligations under this Agreement, then the duties and obligations of the General Partner, so far as the General Partner's ability to comply with them is affected by the force majeure, shall be suspended during the continuance of the force majeure. The General Partner shall use all reasonable diligence to remove the force majeure as quickly as reasonably possible. The requirement that any force majeure shall be remedied with all reasonable diligence shall not require the settlement of strikes, lockouts or other labor difficulty suffered, but resolution of all such difficulties shall be entirely within the discretion of the party concerned.

     8.3. APPLICABLE LAW. This Agreement is entered into and shall be construed and enforced in accordance with the applicable laws of the State of Delaware, without giving effect to principles of conflicts of laws. This Agreement shall be subject to all valid applicable laws and official orders, rules and regulations, and, in the event this Agreement or any portion thereof is, or the operations contemplated hereby are, found to be inconsistent with or contrary to any such laws or official orders, rules and regulations, the latter shall be deemed to control, and this Agreement shall be regarded as modified accordingly, and, as so modified, shall continue in fall force and effect; provided, however, that nothing herein contained shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction in the premises.

     8.4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Partners, their heirs, executors, administrators, legal representatives and permitted successors and assigns, any or all of whom shall execute and deliver all necessary documents required to carry out the terms of this Agreement.

     8.5. AMENDMENTS. This Agreement may be amended from time to time by agreement of the Partners; provided, however, that no variations, modifications, amendments or changes herein or hereof shall be binding upon any party or parties hereto unless reduced to writing and executed by such party or parties.

     8.6. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the Partners relating to the subject matter hereof, and shall supersede any prior agreements and understandings relating to such subject matter.

     8.7. ATTORNEYS' FEES. If any litigation is initiated by any Partner against another Partner relating to this Agreement or the subject matter hereof, the Partner prevailing in such litigation shall be entitled to recover, in addition to all damages allowed by law and other relief, all court costs and reasonable attorneys' fees incurred in connection therewith.

     8.8. WAIVER OF PARTITION. Notwithstanding any statute or principle of law to the contrary, each Partner hereby agrees that, during the term of the Partnership, it shall have no right (and hereby waives any right that it might otherwise have had) to cause any Partnership property to be partitioned or distributed in kind (except as permitted by Section 7.4).

     8.9. GENDER AND NUMBER. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, arid vice versa.

     8.10. CAPTIONS. The Article and Section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any Article or Section.

     8.11. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

           EXECUTED by the undersigned as of the date first above written.

                                 GENERAL PARTNER:

                                 API NO. 1, LLC


                                 By: /s/ Robert P. Wynn
                                     ------------------------------------------
                                 Name:   Robert P. Wynn
                                 Title:  Vice President, Secretary and Treasurer


                                 LIMITED PARTNER

                                 API NO. 2, LLC


                                 By: /s/ Robert P. Wynn
                                     ------------------------------------------
                                 Name:   Robert P. Wynn
                                 Title:  Vice President, Secretary and Treasurer

                                    EXHIBIT A

                                                                Capital
General Partner              Address                          Percentage
---------------              -------                          ----------
API NO. 1, LLC               7289 Garden Road,                     1%
                             Suite 200
                             Riviera Beach, Florida 33404

LIMITED PARTNER

API NO. 2, LLC               7289 Garden Road,                    99%
                             Suite 200
                             Riviera Beach, Florida 33404